Exhibit 99

News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS A 19 PERCENT INCREASE
IN THIRD QUARTER NET INCOME, STRONG COMMERCIAL LOAN GROWTH
AND MAINTAINS NET INTEREST MARGIN

WAYNE, NJ – October 26, 2016 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the third quarter of 2016 of $42.8 million, or $0.16 per diluted common share as compared to the third quarter of 2015 earnings of $36.0 million, or $0.15 per diluted common share and net income of $39.0 million, or $0.15 per diluted common share, for the second quarter of 2016.
Key financial highlights for the third quarter:

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Net Interest Income and Margin: Net interest income on a tax equivalent basis of $156.3 million for the third quarter of 2016 increased $2.8 million as compared to the second quarter of 2016 and increased $20.4 million as compared to the third quarter of 2015. Our net interest margin on a tax equivalent basis of 3.14 percent for the third quarter of 2016 was unchanged from the second quarter of 2016, and increased by 5 basis points as compared to the third quarter of 2015. The increase in net interest income for the third quarter of 2016 as compared to the linked second quarter was mainly driven by the solid loan growth during the first nine months of 2016 combined with a reduction in our cost of funds largely related to the debt modification in August 2016. See the "Net Interest Income and Margin" section below for more details.

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Loan Portfolio: Loans increased by $135.0 million, or 3.3 percent on an annualized basis, to $16.6 billion at September 30, 2016 from June 30, 2016 largely due to a $328.8 million net increase in total commercial real estate loans. The overall loan growth was partially offset by a decrease of $229.2 million in residential mortgage loans caused, in part, by the transfer of $174.5 million of performing 30-year fixed rate mortgages to loans held for sale during the third quarter of 2016. The transfer was the result of our continuous efforts to effectively manage the level of interest rate risk on our balance sheet. The sale of these loans is expected to be completed during the fourth quarter of 2016 and result in a pre-tax gain of approximately $7 million. We also originated for sale $171.9 million of residential mortgage loans during the third quarter. Total new organic loan originations, excluding new lines of credit and purchased loans, totaled over $900 million mostly in the commercial loan categories during the third quarter of 2016. See additional information under the "Loans, Deposits and Other Borrowings" section below.

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Debt Modification: In August 2016, we elected to prepay $405 million of FHLB borrowings with various maturity dates in 2018. The prepaid borrowings with a total average cost of 3.69 percent were funded with a new fixed-rate five-year FHLB advance totaling $405 million. The transaction was accounted for as a debt modification under U.S. GAAP. As a result, the new

Valley National Bancorp (NYSE: VLY)
2016 Third Quarter Earnings
October 26, 2016

advance has an adjusted annual interest rate of 2.51 percent, after amortization of prepayment penalties totaling $20.0 million paid to the FHLB.

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Asset Quality: Non-performing assets (including non-accrual loans) decreased by 16.7 percent to $51.0 million at September 30, 2016 as compared to $61.3 million at June 30, 2016 due, in part, to a few large non-accrual loan payoffs during the third quarter of 2016. Total accruing past due and non-accrual loans as a percentage of our entire loan portfolio of $16.6 billion also decreased to 0.47 percent at September 30, 2016 from 0.49 percent at June 30, 2016.

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Provision for Credit Losses: During the third quarter of 2016, we recorded a $5.8 million provision for credit losses as compared to a provision of $1.4 million and $94 thousand for the second quarter of 2016 and third quarter of 2015, respectively. For the third quarter of 2016, we recognized net loan charge-offs totaling $3.3 million as compared to net recoveries totaling $1.3 million and $1.7 million for the second quarter of 2016 and third quarter of 2015, respectively. The increase in net loan charge-offs was largely due to $3.7 million of charge-offs related to one impaired commercial and industrial loan relationship at September 30, 2016. See further details under the "Credit Quality" section below.

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Non-Interest Income: Non-interest income increased $589 thousand, or 2.4 percent, to $24.9 million for the third quarter of 2016 from $24.3 million for the second quarter of 2016 due, in part, to a $1.7 million increase in net gains on sales of residential mortgage loans caused by strong refinanced loan volumes. The increase was partially offset by declines in net gains on the sales of assets and non-interest income related to changes in our FDIC loss-share receivable as compared to the second quarter of 2016.

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Non-Interest Expense: Non-interest expense decreased $6.5 million, or 5.5 percent, to $113.3 million for the third quarter of 2016 from $119.8 million for the second quarter of 2016 largely due to periodic decreases in net occupancy and equipment expense; professional and legal fees; other operating losses; amortization of tax credit investments; and advertising expense totaling $1.5 million, $1.4 million, $1.3 million, $1.2 million and $1.1 million, respectively. These items, and moderate decreases in several other categories, were partially offset by a $2.0 million increase in our salary and employee benefit expense largely driven by higher cash incentive compensation accruals as compared to the second quarter of 2016.

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Branch Efficiency Plan: Under a plan first implemented in 2015, we have currently closed 31 branches based upon our continuous evaluation of customer delivery channel preferences, branch usage patterns, and other factors. Of the 31 branches, 30 branches were closed as of September 30, 2016 (including 3 branches closed during the third quarter of 2016 and 13 branches closed in the second quarter of 2016). The remaining branch, located in Sebastian, Florida, was sold with its deposits totaling approximately $13.6 million to another financial institution during October 2016. The transaction is expected to result in an immaterial gain for the fourth quarter of 2016.

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Income Tax Expense: Income tax expense totaled $17.0 million for the third quarter of 2016 and remained relatively stable as a percentage of pre-tax income as compared to the linked quarter. Our effective tax rate was 28.5 percent, 28.4 percent, and 22.1 percent for the third quarter of 2016, second quarter of 2016, and third quarter of 2015, respectively. For the remainder of 2016,

Valley National Bancorp (NYSE: VLY)
2016 Third Quarter Earnings
October 26, 2016

we anticipate that our effective tax rate will range from 27 percent to 30 percent primarily reflecting the impacts of tax-exempt income, tax-advantaged investments and general business credits.

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Capital Strength: Valley's regulatory capital ratios continue to reflect its strong capital position. Valley's total risk-based capital, Tier 1 capital, Tier 1 leverage capital, and Tier 1 common capital ratios were 11.64 percent, 9.36 percent, 7.35 percent and 8.73 percent, respectively, at September 30, 2016.

Gerald H. Lipkin, Chairman, President and CEO commented that, “We are pleased with our earnings performance in the third quarter of 2016 which reflected a 10.2 percent increase in net income available to common shareholders as compared to the second quarter of 2016. Our net income for the third quarter benefited from the linked quarter growth in our net interest income largely driven by our strong loan volumes originated for investment over the last six months and our continued efforts to reduce our overall cost of funds. We also remain focused on the containment and reduction of operating expenses whenever possible, while prudently managing the increased regulatory burdens within today's banking environment." Mr. Lipkin added, "The credit quality of our balance sheet continues to be healthy, as reflected by loan delinquencies totaling only 0.47 percent of loans at September 30, 2016 and relatively modest loan charge-offs through the first nine months of 2016. Despite the uncertainty in the U.S. economic and political environments, we remain optimistic about the current level of lending demand and our team's ability to execute on lending and other bank service opportunities in our markets."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $156.3 million for the third quarter of 2016 increased $2.8 million and $20.4 million from the second quarter of 2016 and third quarter of 2015, respectively. Interest income on a tax equivalent basis increased $2.3 million to $193.4 million for the third quarter of 2016 as compared to the second quarter of 2016 mainly due to increases of $317.8 million and $140.3 million in average loans and investments, respectively, partially offset by a 4 basis point decline in the yield on average loans. The decrease in yield on average loans for the third quarter of 2016 as compared to the linked second quarter was due, in part, to a decline in periodic interest income recoveries from non-performing loans, including closed purchased credit-impaired (PCI) loan pools, as well as a moderate decrease in loan prepayment penalty fees. Interest expense of $37.1 million for the three months ended September 30, 2016 decreased $516 thousand from the second quarter of 2016, and decreased $3.7 million as compared to the third quarter of 2015. During third quarter of 2016, our interest expense on long-term borrowings declined by approximately $1.3 million largely due to the $405 million in FHLB borrowings modified at lower interest rates during August 2016, as well as the maturity of $27 million and $75 million of high cost FHLB borrowings in late April and July 2016, respectively. The reduction in interest expense from the FHLB modifications and repayments was partially offset by higher interest expense on short-term borrowings and interest bearing deposits, which was mostly caused by increases of $221.2 million and $152.2 million in their respective average balances during the third quarter of 2016. The average short-term borrowings increased due to new short-term FHLB borrowings used to fund certain maturities of long-term borrowings over the last six months, while average interest bearing deposits increased, in part, due to higher brokered money market deposit account balances.
The net interest margin on a tax equivalent basis of 3.14 percent for the third quarter of 2016 was unchanged from the second quarter of 2016, and increased 5 basis points as compared to the third quarter of 2015. The yield on average interest earning assets decreased by 2 basis points on a linked quarter basis mostly

Valley National Bancorp (NYSE: VLY)
2016 Third Quarter Earnings
October 26, 2016

due to the lower yield on average loans. The yield on average loans decreased 4 basis points to 4.13 percent for the third quarter of 2016 and was negatively impacted by the aforementioned decreases in periodic interest income and fees as compared to the second quarter of 2016. Our yield on average taxable investment securities decreased by 6 basis points during the third quarter of 2016 as compared to the second quarter of 2016 largely due to increased premium amortization expense caused by higher principal repayments on residential mortgage-backed securities, as well as the purchases of lower yielding residential mortgage-backed securities issued by Ginnie Mae. The overall cost of average interest bearing liabilities decreased by 3 basis points from 1.05 percent in the linked second quarter of 2016. The decrease was primarily due to a 9 basis point decrease in the cost of long-term borrowings mostly caused by the aforementioned debt modification. Our cost of total deposits was 0.47 percent for the third quarter of 2016 and remained unchanged as compared to the second quarter of 2016.
Loans, Deposits and Other Borrowings
Loans. Loans increased $135.0 million, or 3.3 percent on an annualized basis, to approximately $16.6 billion at September 30, 2016 from June 30, 2016, net of $174.5 million in performing residential mortgage loans transferred to loans held for sale during the third quarter and a $118.3 million decline in the PCI loan portion of the portfolio. The decline in PCI loans was primarily due to larger loan repayments, of which some resulted from continued efforts by management to encourage borrower prepayment. During the third quarter of 2016, Valley also originated $171.9 million of residential mortgage loans for sale rather than investment. Loans held for sale totaled $202.4 million and $4.5 million at September 30, 2016 and June 30, 2016, respectively. See additional information regarding our residential mortgage loan activities below.
Total commercial and industrial loans increased $30.2 million, or 4.8 percent on an annualized basis, from June 30, 2016 to approximately $2.6 billion at September 30, 2016, despite a $35.4 million decline in the PCI loan portion of the portfolio during the third quarter of 2016. Exclusive of the decline in PCI loans, the non-PCI commercial and industrial loan portfolio increased by approximately 11.9 percent on an annualized basis to $2.3 billion at September 30, 2016 from June 30, 2016. This growth was partially driven by a few new organic customer relationships originated during the third quarter of 2016. In addition to the PCI loan repayments, the level of loan growth within this portfolio continues to be challenged by strong market competition for both new and existing commercial loan borrowers within our primary markets, and relatively stable levels of line of credit usage by our customer base during 2016.
Commercial real estate loans (excluding construction loans) increased $295.1 million from June 30, 2016 to $8.3 billion at September 30, 2016 mainly due to a $356.2 million, or 20.9 percent on an annualized basis, increase in the non-PCI loan portfolio. The increase in non-PCI loans was primarily due to solid organic loan volumes in New York and New Jersey, as well as approximately $99 million of participations in multi-family loans (mostly in New York City) purchased in September 2016. The purchased participation loans are seasoned loans with expected shorter durations. Each purchased participation loan was stress-tested by Valley under its normal underwriting criteria to further satisfy ourselves as to their credit quality. The organic loan volumes generated across a broad based segment of borrowers within the commercial real estate portfolio were partially offset by a $61.1 million decline in the acquired PCI loan portion of the portfolio. Construction loans increased $33.7 million, or 17.5 percent on an annualized basis, to $802.6 million at September 30, 2016 from June 30, 2016. The increase was mostly due to advances on existing construction projects.

Valley National Bancorp (NYSE: VLY)
2016 Third Quarter Earnings
October 26, 2016

Total residential mortgage loans decreased $229.2 million, or approximately 30.0 percent on an annualized basis, to approximately $2.8 billion at September 30, 2016 from June 30, 2016 mostly due to the aforementioned transfer of $174.5 million in mortgage loans to loans held for sale, as well as a large percentage of new loans originated for sale rather than investment during the third quarter of 2016. Valley sold approximately $149.2 million of residential mortgage loans originated for sale (including $4.5 million of loans held for sale at June 30, 2016) during the third quarter of 2016. New and refinanced residential mortgage loan originations totaled approximately $258.3 million for the third quarter of 2016 as compared to $177.7 million and $115.1 million for the second quarter of 2016 and third quarter of 2015, respectively. Of the $258.3 million in total originations, $18.1 million, or 7.0 percent, represented new Florida residential mortgage loans.
Automobile loans decreased by $20.2 million, or 7.1 percent on an annualized basis, to $1.1 billion at September 30, 2016 as compared to June 30, 2016 as our new indirect auto loan volumes continued to not keep pace with the normal portfolio repayment activity in the third quarter of 2016. The decline in indirect auto originations during the first nine months of 2016 was largely caused by current market loan pricing and fee constraints resulting from new regulatory lending guidance. During the third quarter of 2016, management implemented various strategies to enhance new auto volumes, including new technology to improve the decision-making process for our auto dealer network. These enhancements and continued growth in our relatively new Florida markets led to much improved new loan volumes as compared to the linked second quarter of 2016. While we're optimistic that this positive trend in new loan production will continue into the fourth quarter of 2016, we can provide no assurance that our auto loans will not continue to decline in future periods.
Other consumer loans increased $34.3 million, or 27.4 percent on an annualized basis, to $534.2 million at September 30, 2016 as compared to $499.9 million at June 30, 2016 mainly due to continued growth and customer usage of collateralized personal lines of credit. Home equity loans totaling $476.8 million at September 30, 2016 decreased by $8.9 million as compared to June 30, 2016 mostly due to normal repayment activity largely within the PCI loan portion of the portfolio. New home equity loan volumes and customer usage of existing home equity lines of credit continue to be weak, despite the relatively favorable low interest rate environment.
Deposits. Total deposits increased $616.1 million, or 3.8 percent, to approximately $17.0 billion at September 30, 2016 from June 30, 2016 mostly due to an increased use of low-cost brokered money market deposit account balances as part of our current funding strategy, as well as new promotional retail certificates of deposit. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 30 percent, 52 percent and 18 percent of total deposits as of September 30, 2016. The composition of deposits based upon the period end balances remained relatively unchanged at September 30, 2016 as compared to June 30, 2016.
Other Borrowings. Short-term borrowings increased $21.5 million to $1.4 billion at September 30, 2016 as compared to June 30, 2016 largely due to $20 million of new FHLB advances. Long-term borrowings decreased $94.7 million to $1.5 billion at September 30, 2016 as compared to June 30, 2016 primarily due to the maturity and repayment of $75 million in high cost FHLB advances during July 2016, as well the unamortized portion of the $20 million prepayment penalty related to the debt modification during the third quarter of 2016.

Valley National Bancorp (NYSE: VLY)
2016 Third Quarter Earnings
October 26, 2016

Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. At September 30, 2016, our PCI loan portfolio totaled $1.9 billion, or 11.2 percent of our total loan portfolio.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO) properties, other repossessed assets, and non-accrual debt securities declined $10.2 million, or 16.7 percent, to $51.0 million at September 30, 2016 as compared to $61.3 million at June 30, 2016 due, in part, to strong collections within the non-accrual loan category during the third quarter of 2016. As a result, non-accrual loans represented only 0.23 percent of total loans at September 30, 2016 as compared to 0.29 percent of total loans at June 30, 2016.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $5.9 million to $39.2 million, or 0.24 percent of total loans, at September 30, 2016 as compared to $33.3 million, or 0.20 percent of total loans, at June 30, 2016. The increase was largely due to higher levels of commercial real estate loans in the 30 to 59 days and 60 to 89 day past due loan categories primarily driven by 3 new delinquent loan relationships. Additionally, the 90 or more days past due loan category included $1.9 million and $347 thousand of matured performing construction and commercial real estate loans in the normal process of renewal, respectively, at September 30, 2016. Partially offsetting these increases, commercial and industrial loans past due 60 to 89 days declined $4.9 million to $788 thousand at September 30, 2016 from $5.7 million at June 30, 2016. The decrease was mostly due to one loan relationship collateralized by Chicago taxi cab medallions totaling $5.2 million that was partially charged off by $3.7 million during the third quarter, and the adjusted carrying value of $1.5 million reclassified to non-accrual loans at September 30, 2016. This impaired loan relationship is the only past due relationship in our entire taxi medallion loan portfolio totaling $152.0 million (including $19.2 million of contractual outstanding balances within our PCI loan portfolio). Of the $152.0 million taxi medallion loan portfolio, $141.0 million and $11.0 million represent New York City and Chicago taxi medallion loans, respectively. Valley's historical taxi medallion lending criteria has been conservative in regards to capping the loan amounts in relation to market valuations, as well as obtaining personal guarantees and other collateral whenever possible. We will continue to closely monitor this portfolio's performance and the potential impact of the changes in market valuations for taxi medallions due to relatively new competing services. Overall, our credit quality metrics continued to reflect our solid underwriting standards at September 30, 2016, however we can provide no assurances as to the future level of our loan delinquencies.

Valley National Bancorp (NYSE: VLY)
2016 Third Quarter Earnings
October 26, 2016

Allowance for Credit Losses. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at September 30, 2016, June 30, 2016, and September 30, 2015:

	September 30, 2016		June 30, 2016		September 30, 2015
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
($ in thousands)	Allocation	Category	Allocation	Category	Allocation	Category
Loan Category:
Commercial and industrial loans*	$52,969	2.07%	$50,351	1.99%	$49,682	2.07%
Commercial real estate loans:
Commercial real estate	35,513	0.43%	35,869	0.45%	29,950	0.43%
Construction	16,947	2.11%	16,008	2.08%	12,328	2.16%
Total commercial real estate loans	52,460	0.58%	51,877	0.59%	42,278	0.56%
Residential mortgage loans	3,378	0.12%	3,495	0.11%	4,549	0.15%
Consumer loans:
Home equity	796	0.17%	968	0.20%	1,127	0.24%
Auto and other consumer	3,311	0.20%	3,723	0.23%	3,341	0.21%
Total consumer loans	4,107	0.19%	4,691	0.22%	4,468	0.21%
Unallocated	—		—	—	5,720	—
Total allowance for credit losses	$112,914	0.68%	$110,414	0.67%	$106,697	0.71%

* Includes the reserve for unfunded letters of credit.

Our loan portfolio, totaling $16.6 billion at September 30, 2016, had net loan charge-offs of $3.3 million for the third quarter of 2016 as compared to net recoveries totaling $1.3 million and $1.7 million for the second quarter of 2016 and the third quarter of 2015, respectively. The quarter over quarter increase in net loan charge-offs was largely due to the $3.7 million partial charge-off related to a Chicago taxi medallion relationship within the commercial and industrial loan portfolio. During the third quarter of 2016, we recorded a $5.8 million provision for credit losses as compared to a provision of $1.4 million and $94 thousand for the second quarter of 2016 and the third quarter of 2015, respectively. The linked quarter over quarter increase in the provision was mostly due to longer estimated loss emergence periods for most of our commercial loan portfolios based upon our updated annual loss emergence study performed at September 30, 2016, as well as a moderate increase in allocated reserves for internally classified loans.
The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 0.68 percent at September 30, 2016 as compared to 0.67 percent and 0.71 percent of total loans at June 30, 2016 and September 30, 2015, respectively. At September 30, 2016, our allowance allocations for losses as a percentage of total loans remained relatively stable in several loan categories as compared to June 30, 2016, but increased for commercial and industrial loans due, in part, to the aforementioned increase in the loss emergence period and a higher level of net loan charge-offs and internally classified loans (including taxi medallion loans) at September 30, 2016. The overall mix of these items, significant loan growth in the commercial real estate and other consumer

Valley National Bancorp (NYSE: VLY)
2016 Third Quarter Earnings
October 26, 2016

loan categories of the portfolio, assumptions based on the current economic environment, as well as other qualitative factors, impacted our estimate of the allowance for credit losses at September 30, 2016.
Our allowance for credit losses as a percentage of total non-PCI loans (excluding PCI loans with carrying values totaling approximately $1.9 billion) was 0.76 percent at both September 30, 2016 and June 30, 2016, as compared to 0.79 percent at September 30, 2015. PCI loans, including all of the loans acquired from CNL Bancshares, Inc. (CNL) during the fourth quarter of 2015, are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Due to the adequacy of such discounts, there were no allowance reserves related to PCI loans at September 30, 2016.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with over $22 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 209 branch locations serving northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and Florida. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	weakness or a decline in the U.S. economy, in particular in New Jersey, New York Metropolitan area (including Long Island) and Florida;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	less than expected cost savings from the maturity, modification or prepayment of long-term borrowings that mature through 2022;

•	further prepayment penalties related to the early extinguishment of high cost borrowings;

•	less than expected cost savings in 2016 and 2017 from Valley's branch efficiency and cost reduction plans;

•	lower than expected cash flows from purchased credit-impaired loans;

Valley National Bancorp (NYSE: VLY)
2016 Third Quarter Earnings
October 26, 2016

•	claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters;

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cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

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results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, require us to reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

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our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	an unexpected decline in real estate values within our market areas;

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changes in accounting policies or accounting standards, including the potential issuance of new authoritative accounting guidance which may increase the required level of our allowance for credit losses;

•	higher than expected income tax expense or tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	future goodwill impairment due to changes in our business, changes in market conditions, or other factors;

Valley National Bancorp (NYSE: VLY)
2016 Third Quarter Earnings
October 26, 2016

•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	the inability to realize expected revenue synergies from the CNL merger in the amounts or in the timeframe anticipated;

•	inability to retain customers and employees, including those of CNL; and

•	other unexpected material adverse changes in our operations or earnings.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
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-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2016	2016	2015	2016	2015
FINANCIAL DATA:
Net interest income	$154,146	$151,455	$133,960	$453,754	$402,223
Net interest income - FTE (1)	156,315	153,470	135,900	459,930	408,055
Non-interest income	24,853	24,264	20,919	70,565	59,764
Non-interest expense	113,268	119,803	108,652	351,296	324,182
Income tax expense	17,049	15,460	10,179	46,898	34,925
Net income	42,842	39,027	35,954	118,056	98,286
Dividends on preferred stock	1,797	1,797	2,017	5,391	2,017
Net income available to common shareholders	$41,045	$37,230	$33,937	$112,665	$96,269
Weighted average number of common shares outstanding:
Basic	254,473,994	254,381,170	232,737,953	254,310,769	232,548,840
Diluted	254,940,307	254,771,213	232,780,219	254,698,593	232,565,695
Per common share data:
Basic earnings	$0.16	$0.15	$0.15	$0.44	$0.41
Diluted earnings	0.16	0.15	0.15	0.44	0.41
Cash dividends declared	0.11	0.11	0.11	0.33	0.33
Closing stock price - high	9.80	10.13	10.48	10.13	10.48
Closing stock price - low	8.86	8.55	9.05	8.31	9.05
FINANCIAL RATIOS:
Net interest margin	3.10%	3.10%	3.05%	3.08%	3.13%
Net interest margin - FTE (1)	3.14	3.14	3.09	3.12	3.17
Annualized return on average assets	0.78	0.72	0.74	0.72	0.68
Annualized return on average shareholders' equity	7.61	6.97	7.20	7.04	6.82
Annualized return on average tangible shareholders' equity (2)	11.29	10.38	10.36	10.48	10.00
Efficiency ratio (3)	63.28	68.18	70.15	67.00	70.17
AVERAGE BALANCE SHEET ITEMS:
Assets	$22,081,470	$21,730,377	$19,520,165	$21,831,622	$19,161,931
Interest earning assets	19,896,832	19,537,572	17,597,291	19,641,559	17,159,103
Loans	16,570,723	16,252,915	14,709,618	16,273,482	14,144,921
Interest bearing liabilities	14,550,002	14,280,956	12,947,242	14,389,474	12,752,065
Deposits	16,668,925	16,453,487	14,591,718	16,501,615	14,302,647
Shareholders' equity	2,251,461	2,238,510	1,997,369	2,236,569	1,921,578

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands)	2016	2016	2016	2015	2015
BALANCE SHEET ITEMS:
Assets	$22,368,453	$21,809,738	$21,727,523	$21,612,616	$19,571,532
Total loans	16,634,135	16,499,180	16,135,987	16,043,107	15,016,814
Non-PCI loans	14,777,020	14,523,779	14,020,566	13,802,636	13,539,026
Deposits	16,972,183	16,356,058	16,408,426	16,253,551	14,499,863
Shareholders' equity	2,257,073	2,232,212	2,219,602	2,207,091	1,996,949

LOANS:
Commercial and industrial	$2,558,968	$2,528,749	$2,537,545	$2,540,491	$2,400,618
Commercial real estate:
Commercial real estate	8,313,855	8,018,794	7,585,139	7,424,636	6,960,677
Construction	802,568	768,847	776,057	754,947	569,653
Total commercial real estate	9,116,423	8,787,641	8,361,196	8,179,583	7,530,330
Residential mortgage	2,826,130	3,055,353	3,101,814	3,130,541	2,999,262
Consumer:
Home equity	476,820	485,730	491,555	511,203	478,129
Automobile	1,121,606	1,141,793	1,188,063	1,239,313	1,219,758
Other consumer	534,188	499,914	455,814	441,976	388,717
Total consumer loans	2,132,614	2,127,437	2,135,432	2,192,492	2,086,604
Total loans	$16,634,135	$16,499,180	$16,135,987	$16,043,107	$15,016,814

CAPITAL RATIOS:
Book value	$8.43	$8.34	$8.29	$8.26	$8.10
Tangible book value (2)	5.55	5.45	5.40	5.36	5.48
Tangible common equity to tangible assets (2)	6.53%	6.58%	6.54%	6.52%	6.73%
Tier 1 leverage	7.35	7.38	7.32	7.90	7.67
Tier 1 common capital	8.73	8.74	8.81	9.01	9.18
Risk-based capital - Tier 1	9.36	9.39	9.46	9.72	9.93
Risk-based capital - Total Capital	11.64	11.69	11.79	12.02	12.43

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2016	2016	2015	2016	2015
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$110,414	$107,675	$104,887	$108,367	$104,287
Loans charged-off:
Commercial and industrial	(3,763)	(493)	(1,124)	(5,507)	(5,103)
Commercial real estate	—	(414)	—	(519)	(1,864)
Construction	—	—	(40)	—	(916)
Residential mortgage	(518)	(151)	(111)	(750)	(499)
Consumer	(782)	(697)	(734)	(2,553)	(2,642)
Total loans charged-off	(5,063)	(1,755)	(2,009)	(9,329)	(11,024)
Charged-off loans recovered:
Commercial and industrial	902	990	2,550	2,418	5,587
Commercial real estate	34	1,458	535	1,581	773
Construction	10	—	1	10	913
Residential mortgage	495	94	151	604	395
Consumer	282	523	488	1,194	1,172
Total loans recovered	1,723	3,065	3,725	5,807	8,840
Net (charge-offs) recoveries	(3,340)	1,310	1,716	(3,522)	(2,184)
Provision for credit losses	5,840	1,429	94	8,069	4,594
Ending balance - Allowance for credit losses	$112,914	$110,414	$106,697	$112,914	$106,697
Components of allowance for credit losses:
Allowance for loan losses	$110,697	$108,088	$104,551	$110,697	$104,551
Allowance for unfunded letters of credit	2,217	2,326	2,146	2,217	2,146
Allowance for credit losses	$112,914	$110,414	$106,697	$112,914	$106,697
Components of provision for credit losses:
Provision for loan losses	$5,949	$1,363	$—	$8,041	$4,382
Provision for unfunded letters of credit	(109)	66	94	28	212
Provision for credit losses	$5,840	$1,429	$94	$8,069	$4,594
Annualized ratio of total net charge-offs (recoveries)
to average loans	0.08%	(0.03)%	(0.05)%	0.03%	0.02%
Allowance for credit losses as
a % of non-PCI loans	0.76%	0.76%	0.79%	0.76%	0.79%
Allowance for credit losses as
a % of total loans	0.68%	0.67%	0.71%	0.68%	0.71%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	September 30,	June 30,	December 31,	September 30,
ASSET QUALITY: (4)	2016	2016	2015	2015
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$4,306	$5,187	$3,920	$2,081
Commercial real estate	9,385	5,076	2,684	2,950
Construction	—	—	1,876	4,707
Residential mortgage	9,982	10,177	6,681	5,617
Total Consumer	3,146	2,535	3,348	3,491
Total 30 to 59 days past due	26,819	22,975	18,509	18,846
60 to 89 days past due:
Commercial and industrial	788	5,714	524	1,996
Commercial real estate	4,291	834	—	1,415
Construction	—	—	2,799	—
Residential mortgage	2,733	2,326	1,626	1,977
Total Consumer	1,234	644	626	722
Total 60 to 89 days past due	9,046	9,518	5,575	6,110
90 or more days past due:
Commercial and industrial	145	218	213	224
Commercial real estate	478	131	131	245
Construction	1,881	—	—	—
Residential mortgage	590	314	1,504	3,468
Total Consumer	226	139	208	166
Total 90 or more days past due	3,320	802	2,056	4,103
Total accruing past due loans	$39,185	$33,295	$26,140	$29,059
Non-accrual loans:
Commercial and industrial	$7,875	$6,573	$10,913	$12,845
Commercial real estate	14,452	19,432	24,888	22,129
Construction	1,136	5,878	6,163	5,959
Residential mortgage	14,013	14,866	17,930	16,657
Total Consumer	965	1,130	2,206	1,634
Total non-accrual loans	38,441	47,879	62,100	59,224
Other real estate owned (OREO)(5)	10,257	10,903	13,563	14,691
Other repossessed assets	307	369	437	369
Non-accrual debt securities (6)	2,025	2,118	2,142	2,182
Total non-performing assets	$51,030	$61,269	$78,242	$76,466
Performing troubled debt restructured loans	$81,093	$82,140	$77,627	$91,210
Total non-accrual loans as a % of loans	0.23%	0.29%	0.39%	0.39%
Total accruing past due and non-accrual loans
as a % of loans	0.47%	0.49%	0.55%	0.59%
Allowance for loan losses as a % of
non-accrual loans	287.97%	225.75%	170.98%	176.53%
Non-performing purchased credit-impaired loans (7)	$30,055	$31,275	$38,625	$22,228

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	As Of
	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands, except for share data)	2016	2016	2016	2015	2015
Tangible book value per common share:
Common shares outstanding	254,461,906	254,362,314	254,285,434	253,787,561	232,789,880
Shareholders' equity	$2,257,073	$2,232,212	$2,219,602	$2,207,091	$1,996,949
Less: Preferred stock	(111,590)	(111,590)	(111,590)	(111,590)	(111,590)
Less: Goodwill and other intangible assets	(733,627)	(734,432)	(735,744)	(735,221)	(608,916)
Tangible common shareholders' equity	$1,411,856	$1,386,190	$1,372,268	$1,360,280	$1,276,443
Tangible book value per common share	$5.55	$5.45	$5.40	$5.36	$5.48
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$1,411,856	$1,386,190	$1,372,268	$1,360,280	$1,276,443
Total assets	22,368,453	21,809,738	21,727,523	21,612,616	19,571,532
Less: Goodwill and other intangible assets	(733,627)	(734,432)	(735,744)	(735,221)	(608,916)
Tangible assets	$21,634,826	$21,075,306	$20,991,779	$20,877,395	$18,962,616
Tangible common equity to tangible assets	6.53%	6.58%	6.54%	6.52%	6.73%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Annualized return on average tangible shareholders' equity:
($ in thousands)
Net income	$42,842	$39,027	$35,954	$118,056	$98,286
Average shareholders' equity	2,251,461	2,238,510	1,997,369	2,236,569	1,921,578
Less: Average goodwill and other intangible assets	(733,830)	(735,115)	(609,632)	(734,791)	(611,540)
Average tangible shareholders' equity	$1,517,631	$1,503,395	$1,387,737	$1,501,778	$1,310,038
Annualized return on average tangible
shareholders' equity	11.29%	10.38%	10.36%	10.48%	10.00%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)
Past due loans and non-accrual loans exclude purchased credit-impaired (PCI) loans. PCI loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(5)
Excludes OREO properties related to FDIC-assisted transactions totaling $1.0 million, $1.2 million, $5.0 million and $5.4 million, at September 30, 2016, June 30, 2016, December 31, 2015, and September 30, 2015, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(6)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $728 thousand, $634 thousand, $610 thousand, and $570 thousand at September 30, 2016, June 30, 2016, December 31, 2015 and September 30, 2015, respectively) after recognition of all credit impairments.

(7)
Represent PCI loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, EVP, Director of Sales, Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-4005, by fax at (973) 305-1364 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	September 30,	December 31,
	2016	2015
Assets	(Unaudited)
Cash and due from banks	$238,664	$243,575
Interest bearing deposits with banks	160,462	170,225
Investment securities:
Held to maturity (fair value of $1,891,982 at September 30, 2016 and $1,621,039 at December 31, 2015)	1,845,151	1,596,385
Available for sale	1,276,709	1,506,861
Total investment securities	3,121,860	3,103,246
Loans held for sale (includes fair value of $27,868 at September 30, 2016 and $16,832 at December 31, 2015 for loans originated for sale)	202,369	16,382
Loans	16,634,135	16,043,107
Less: Allowance for loan losses	(110,697)	(106,178)
Net loans	16,523,438	15,936,929
Premises and equipment, net	294,165	298,943
Bank owned life insurance	390,600	387,542
Accrued interest receivable	63,815	63,554
Goodwill	689,589	686,339
Other intangible assets, net	44,038	48,882
Other assets	639,453	656,999
Total Assets	$22,368,453	$21,612,616
Liabilities
Deposits:
Non-interest bearing	$5,092,740	$4,914,285
Interest bearing:
Savings, NOW and money market	8,759,562	8,181,362
Time	3,119,881	3,157,904
Total deposits	16,972,183	16,253,551
Short-term borrowings	1,433,356	1,076,991
Long-term borrowings	1,450,818	1,810,728
Junior subordinated debentures issued to capital trusts	41,536	41,414
Accrued expenses and other liabilities	213,487	222,841
Total Liabilities	20,111,380	19,405,525
Shareholders’ Equity
Preferred stock (no par value, authorized 30,000,000 shares; issued 4,600,000 shares at September 30, 2016 and December 31, 2015)	111,590	111,590
Common stock (no par value, authorized 332,023,233 shares; issued 254,492,480 shares at September 30, 2016 and 253,787,561 shares at December 31, 2015)	89,007	88,626
Surplus	1,937,572	1,927,399
Retained earnings	153,531	125,171
Accumulated other comprehensive loss	(34,343)	(45,695)
Treasury stock, at cost (30,574 common shares at September 30, 2016)	(284)	—
Total Shareholders’ Equity	2,257,073	2,207,091
Total Liabilities and Shareholders’ Equity	$22,368,453	$21,612,616

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Interest Income
Interest and fees on loans	$171,143	$169,426	$157,141	$506,640	$465,787
Interest and dividends on investment securities:
Taxable	14,232	14,256	12,148	42,487	39,313
Tax-exempt	4,023	3,734	3,593	11,447	10,800
Dividends	1,612	1,316	1,658	4,408	5,013
Interest on federal funds sold and other short-term investments	193	296	150	846	516
Total interest income	191,203	189,028	174,690	565,828	521,429
Interest Expense
Interest on deposits:
Savings, NOW and money market	10,165	9,961	5,587	29,369	17,493
Time	9,412	9,223	9,535	28,220	25,637
Interest on short-term borrowings	3,545	3,120	126	8,537	427
Interest on long-term borrowings and junior subordinated debentures	13,935	15,269	25,482	45,948	75,649
Total interest expense	37,057	37,573	40,730	112,074	119,206
Net Interest Income	154,146	151,455	133,960	453,754	402,223
Provision for credit losses	5,840	1,429	94	8,069	4,594
Net Interest Income After Provision for Credit Losses	148,306	150,026	133,866	445,685	397,629
Non-Interest Income
Trust and investment services	2,628	2,544	2,450	7,612	7,520
Insurance commissions	4,580	4,845	4,119	14,133	12,454
Service charges on deposit accounts	5,263	5,094	5,241	15,460	15,794
(Losses) gains on securities transactions, net	(10)	(3)	157	258	2,481
Fees from loan servicing	1,598	1,561	1,703	4,753	4,948
Gains on sales of loans, net	4,823	3,105	2,014	9,723	3,034
Gains (losses) on sales of assets, net	310	709	(558)	1,009	(77)
Bank owned life insurance	1,683	1,818	1,806	5,464	5,188
Change in FDIC loss-share receivable	(313)	1	(55)	(872)	(3,380)
Other	4,291	4,590	4,042	13,025	11,802
Total non-interest income	24,853	24,264	20,919	70,565	59,764
Non-Interest Expense
Salary and employee benefits expense	58,107	56,072	54,315	174,438	165,601
Net occupancy and equipment expense	20,658	22,168	21,526	65,615	65,858
FDIC insurance assessment	4,804	5,095	4,168	14,998	11,972
Amortization of other intangible assets	2,675	2,928	2,232	8,452	6,721
Professional and legal fees	4,031	5,472	4,643	13,398	12,043
Amortization of tax credit investments	6,450	7,646	5,224	21,360	14,231
Telecommunication expense	2,459	2,294	2,050	7,139	6,101
Other	14,084	18,128	14,494	45,896	41,655
Total non-interest expense	113,268	119,803	108,652	351,296	324,182
Income Before Income Taxes	59,891	54,487	46,133	164,954	133,211
Income tax expense	17,049	15,460	10,179	46,898	34,925
Net Income	42,842	39,027	35,954	118,056	98,286
Dividends on preferred stock	1,797	1,797	2,017	5,391	2,017
Net Income Available to Common Shareholders	$41,045	$37,230	$33,937	$112,665	$96,269
Earnings Per Common Share:
Basic	$0.16	$0.15	$0.15	$0.44	$0.41
Diluted	0.16	0.15	0.15	0.44	0.41
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.33	0.33
Weighted Average Number of Common Shares Outstanding:
Basic	254,473,994	254,381,170	232,737,953	254,310,769	232,548,840
Diluted	254,940,307	254,771,213	232,780,219	254,698,593	232,565,695

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis
	Three Months Ended
	September 30, 2016			June 30, 2016			September 30, 2015
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$16,570,723	$171,146	4.13%	$16,252,915	$169,430	4.17%	$14,709,618	$157,146	4.27%
Taxable investments (3)	2,531,202	15,844	2.50%	2,433,896	15,572	2.56%	2,070,806	13,806	2.67%
Tax-exempt investments (1)(3)	628,951	6,189	3.94%	585,948	5,745	3.92%	553,225	5,528	4.00%
Federal funds sold and other
interest bearing deposits	165,956	193	0.47%	264,813	296	0.45%	263,642	150	0.23%
Total interest earning assets	19,896,832	193,372	3.89%	19,537,572	191,043	3.91%	17,597,291	176,630	4.01%
Other assets	2,184,638			2,192,805			1,922,874
Total assets	$22,081,470			$21,730,377			$19,520,165
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$8,509,793	$10,165	0.48%	$8,369,553	$9,961	0.48%	$7,090,155	$5,587	0.32%
Time deposits	3,082,100	9,412	1.22%	3,070,113	9,223	1.20%	3,104,238	9,535	1.23%
Short-term borrowings	1,439,352	3,545	0.99%	1,218,154	3,120	1.02%	170,115	126	0.30%
Long-term borrowings (4)	1,518,757	13,935	3.67%	1,623,136	15,269	3.76%	2,582,734	25,482	3.95%
Total interest bearing liabilities	14,550,002	37,057	1.02%	14,280,956	37,573	1.05%	12,947,242	40,730	1.26%
Non-interest bearing deposits	5,077,032			5,013,821			4,397,325
Other liabilities	202,975			197,090			178,229
Shareholders' equity	2,251,461			2,238,510			1,997,369
Total liabilities and shareholders' equity	$22,081,470			$21,730,377			$19,520,165
Net interest income/interest rate spread (5)		$156,315	2.87%		$153,470	2.86%		$135,900	2.75%
Tax equivalent adjustment		(2,169)			(2,015)			(1,940)
Net interest income, as reported		$154,146			$151,455			$133,960
Net interest margin (6)			3.10%			3.10%			3.05%
Tax equivalent effect			0.04%			0.04%			0.04%
Net interest margin on a fully tax equivalent basis (6)			3.14%			3.14%			3.09%
_________________________

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.